Exhibit 10.2
SERVICES AGREEMENT
          This SERVICES AGREEMENT (the “Agreement”) is entered into as of the [ ] day of [ ], 2005 between WebMD Corporation, a Delaware corporation (“Parent”), and WebMD Health Corp., a Delaware corporation (the “Company”).
          WHEREAS, Parent and the Company currently contemplate that the Company will make an initial public offering (“IPO”) of shares of the Company Class A Common Stock; and
          WHEREAS, the Company, as a wholly-owned subsidiary of Parent, has previously received certain administrative and support services from Parent and its affiliates.
          NOW, THEREFORE, in consideration of the premises and the agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
SERVICES
          SECTION 1.1 Services. Subject to the terms and conditions of this Agreement, Parent, acting through its and/or its affiliates’ respective employees, agents, contractors or independent third parties, agrees to provide or cause to be provided to the Company and its subsidiaries the services set forth in Exhibit A hereto (including any additional services provided pursuant to Section 1.3, all of such services collectively referred to herein as the “Services”). At all times during the performance of the Services, all persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Company and such persons shall not be considered or deemed to be an employee of the Company nor entitled to any employee benefits of the Company solely as a result of Services provided pursuant to this Agreement. The Company acknowledges and agrees that, except as may be expressly set forth herein as a Service (including an additional Service to be provided pursuant to Section 1.3 below), Parent shall not be obligated to provide, or cause to be provided, any service or goods to the Company.
          SECTION 1.2 Service Coordinators. Each party will nominate a representative to act as the primary contact with respect to the provision of the Services as contemplated by this Agreement (the “Service Coordinators”). The Service Coordinators shall be the persons designated by Parent and the Company by written notice to the other party hereto from time to time. Unless Parent and the Company otherwise agree, Parent and the Company agree that all notices and communications relating to this Agreement other than those day to day communications and billings relating to the actual provision of the Services shall be directed to the Service Coordinators in accordance with Section 9.2 hereof.
          SECTION 1.3 Additional Services. From the date hereof until 12 months following the closing date (the “IPO Closing Date”) of the IPO (the “Extension Period”) but in

any event subject to any limitations set forth in the Exhibits hereto, the Company may request additional Services from Parent by providing written notice. Upon the mutual written agreement as to the nature, cost, duration and scope of such additional Services, Parent and the Company shall supplement in writing the Exhibits hereto to include such additional Services. These additional Services shall not extend past the end of the Extension Period.
          SECTION 1.4 Third Party Services. Parent shall have the right to hire third party subcontractors to provide all or part of any Service hereunder; provided, that, in the event such subcontracting is inconsistent with past practices and the practice applied by Parent generally from time to time within its own organization, Parent shall obtain the prior written consent of the Company, which consent shall not be unreasonably withheld.
          SECTION 1.5 Standard of Performance; Limitation of Liability. The Services to be provided hereunder shall be performed with the same general degree of care as when performed within Parent. In the event Parent or its affiliates fail to provide, or cause to be provided, the Services in accordance herewith, the sole and exclusive remedy of the Company shall be to, at the Company’s sole discretion, either (i) have the Service reperformed, or (ii) not pay for such Service, or if payment has already been made, receive a refund of the payment made for such defective service for the preceding 12 months, except for Healthcare Benefits for which the Company shall receive a refund of the payment made for such defective service; provided that in the event Parent defaults in the manner described in Section 6.1(ii), the Company shall have the further rights set forth in Section 6.1 and Article VII.
Except as expressly set forth in this Section 1.5, no representations or warranties of any kind, implied or expressed, are made by Parent or its affiliates with respect to the services under this Agreement and all such representations or warranties are hereby waived and disclaimed. Except as provided in Article VII, the Company hereby expressly waives any right the Company may otherwise have for any losses, to enforce specific performance or to pursue any other remedy available in contract, at law or in equity in the event of any non-performance, inadequate performance, faulty performance or other failure or breach by Parent or its affiliates under or relating to this Agreement, notwithstanding the negligence (whether sole, joint or concurrent or active or passive) or gross negligence of Parent or its affiliates or any other person involved in the provision of services and whether damages are asserted in contract or tort, under federal, state or non U.S. laws or other statute or otherwise.
          SECTION 1.6 Conflict with Laws. Notwithstanding any other provision hereof, Parent shall not be required to provide a Service to the extent the provision thereof would violate or contravene an applicable law. To the extent that the provision of any such Service would violate an applicable law, the parties agree to work together in good faith to provide such Service in a manner which would not violate any Law.
ARTICLE II
SERVICE CHARGES
          SECTION 2.1 Compensation. Each Service will be provided at the price indicated in the Exhibit A hereto.

ARTICLE III
PAYMENT
          SECTION 3.1 Payment. Charges for Services shall be invoiced quarterly by Parent or, at the option of Parent, the Parent affiliate providing the Service unless otherwise set forth in Exhibit A hereto. The Company shall make the corresponding payment no later than 30 calendar days after receipt of the invoice. Each invoice shall be directed to the Company Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The invoice shall set forth in reasonable detail for the period covered by such invoice: (i) the Services rendered, (ii) the amounts due, and (iii) such additional information as the Company may reasonably request at least 30 days in advance of the billings for a particular Service. In the event there is any dispute with respect to an invoice, the Company shall make the payment for all non-disputed portions in accordance herewith.
ARTICLE IV
TERM
          SECTION 4.1 Term. The term of this Agreement shall commence upon the IPO Closing Date and shall continue in force for five (5) years or until the termination of all Services unless renewed by agreement of both parties.
ARTICLE V
DISCONTINUATION OF SERVICES
          SECTION 5.1 Discontinuation of Services. The Company may, elect to discontinue any individual Service from time to time upon 60 days’ written notice or such shorter period as may be agreed by both parties. Parent may discontinue any Service, in whole or in part, if Parent ceases to provide such Service for itself upon 180 days’ written notice to the Company.
ARTICLE VI
DEFAULT
          SECTION 6.1 Termination for Default. In the event (i) of a failure of the Company to pay for Services in accordance with the terms of this Agreement, or (ii) of a failure of Parent to perform, or cause to be performed, the Services in accordance with the terms of this Agreement in any material respect, then in either case the non-defaulting party shall have the right, at its sole discretion, to terminate this Agreement if the defaulting party has (A) failed to cure the default within 30 days of receipt of the written notice of default or, (B) if such default is not reasonably susceptible to cure within a 30 day period, taken action within 30 days of receipt of the written notice of default reasonably designed to cure such default as soon as is reasonably practicable. The Company’s right to terminate this Agreement set forth above and the rights set forth in Section 1.5 shall constitute the Company’s sole and exclusive rights and remedies for a breach by Parent hereunder (including without limitation any breach caused by an affiliate of Parent or other third party providing a Service hereunder).

ARTICLE VII
INDEMNIFICATION
          SECTION 7.1 Personal Injury.
     (a) Parent shall assume all liability for and shall release, defend, indemnify and hold the Company, its affiliates and their respective employees, officers, directors and agents (all as “Company Indemnified Parties”) free and harmless from and against all losses in connection herewith in respect of injury to or death or sickness of any employee, agent or representative of Parent, its affiliates or their contractors or subcontractors of any tier, howsoever arising and whether or not caused by the negligence (whether sole, joint or concurrent or active or passive) or gross negligence of the Company Indemnified Parties, except to the extent such loss is caused by the willful misconduct of a Company Indemnified Party.
     (b) The Company shall assume all liability for and shall release, defend, indemnify and hold Parent, its affiliates and their respective employees, officers, directors and agents (all as “Parent Indemnified Parties”) free and harmless from and against all losses in connection herewith in respect of injury to or death or sickness of any employee, agent or representative of the Company, its affiliates or their contractors or subcontractors of any tier, howsoever arising and whether or not caused by the negligence (whether sole, joint or concurrent or active or passive) or gross negligence of the Parent Indemnified Parties, except to the extent such loss is caused by the willful misconduct of a Parent Indemnified Party.
          SECTION 7.2 Property Damage.
     (a) Parent shall assume all liability for and shall release, defend, indemnify and hold the Company Indemnified Parties harmless from and against all losses in connection herewith in respect of loss of or damage to property owned by Parent, its affiliates, their contractors or subcontractors of any tier or their respective employees, agents or representatives, howsoever arising and whether or not caused by the negligence (whether sole, joint or concurrent or active or passive) or gross negligence of the Company Indemnified Parties, except to the extent such loss is caused by the willful misconduct of a Company Indemnified Party.
     (b) The Company shall assume all liability for and shall release, defend, indemnify and hold the Parent Indemnified Parties harmless from and against all losses in connection herewith in respect of loss of or damage to property owned by the Company, its affiliates, their contractors or subcontractors of any tier or their respective employees, agents or representatives, howsoever arising and whether or not caused by the negligence (whether sole, joint or concurrent or active or passive) or gross negligence of the Parent Indemnified Parties, except to the extent such loss is caused by the willful misconduct of a Parent Indemnified Party.
          SECTION 7.3 Services Received. The Company hereby acknowledges and agrees that:

     (a) the Services to be provided hereunder are subject to and limited by the provisions of Section 1.5 — Standard of Performance; Limitation of Liability, Section 6.1 — Termination for Default and the other provisions hereof, including without limitation, the limitation of remedies available to the Company which restricts available remedies resulting from a Service not provided in accordance with the terms hereof to either non-payment or reperformance of such defective Service and, in certain limited circumstances, the right to terminate this Agreement; and
     (b) a material inducement to Parent’ agreement to provide the Services is the limitation of liability set forth herein and the release and indemnity provided by the Company.
          Accordingly, except with regard to the limited remedies and indemnities expressly set forth herein, the Company shall assume all liability for and shall further release, defend, indemnify and hold the other party, its affiliates and their respective employees, officers, directors and agents (all as indemnified parties) free and harmless from and against all losses resulting from, arising under or related to the services, howsoever arising and whether or not caused by the negligence or gross negligence of Parent, its affiliates or any third party service provider.
ARTICLE VIII
FORCE MAJEURE
          SECTION 8.1 Performance Excused. Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance including acts of God, fire, labor or trade disturbance, war, civil commotion, compliance in good faith with any Law, unavailability of materials or other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”).
          SECTION 8.2 Notice. The party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.
          SECTION 8.3 Cooperation. The parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.1 Construction Rules. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (i) all references to days or months shall be deemed references to calendar days or months and (ii) any reference to a “Section,” “Article” or “Appendix” shall be deemed to refer to a section or article of this Agreement or an appendix to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.
          SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) a transmitter’s confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery of a standard overnight courier or when delivered by hand or (iii) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):
     If to Parent, to:
Attention:
[          ]
Facsimile:
     If to the Company, to:
Attention:
[          ]
Facsimile: [                    ]
          SECTION 9.3 Assignment, Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated by the Company or Parent (whether by operation of law or otherwise) without the prior written consent of the other party; provided however that the foregoing shall in no way restrict the performance of a Service by an affiliate of Parent or a third party as otherwise allowed hereunder.
          SECTION 9.4 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Company, Parent and any Parent affiliate providing Services hereunder or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no person (except as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement.
          SECTION 9.5 Amendment. No amendments, additions to, alterations, modifications or waivers of all or any part of this Agreement shall be of any effect, whether by course of dealing or otherwise, unless explicitly set forth in a writing executed by both parties hereto. If the provisions of this Agreement and the provisions of any purchase order or order acknowledgment written in connection with this Agreement conflict, the provisions of this Agreement shall prevail.

          SECTION 9.6 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of any party to require performance of any provision of this Agreement shall not affect any parties right to full performance thereof at any time thereafter.
          SECTION 9.7 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Company and Parent that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.
          SECTION 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on the Company and Parent.
          SECTION 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.
          SECTION 9.10 Arbitration. (a) In an effort to resolve informally and amicably any claim or controversy arising out of or related to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, each party shall notify the other of any differences or dispute hereunder that requires resolution. Parent and the Company shall each designate an executive officer to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after such notification, the matter shall be submitted to an independent director of Parent who is not also a director or employee of the Company and an independent director of the Company who is not also a director or employee of Parent for consideration. If settlement cannot be reached through their efforts within an additional 30 days, or such longer time period as they shall agree upon, either party may initiate final and binding arbitration, in accordance with Paragraph (b) of this Section 9.10 to resolve such matter, which the parties agree are the sole and exclusive procedures for any such dispute. All offers, promises, conduct and statements, whether oral or written, made in the course of the settlement discussions contemplated by this Paragraph (a) by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.
     (b) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The parties shall share the costs of the arbitrator and other costs of the arbitration equally and each party shall be responsible for its own costs and expenses relating to the arbitration, including for fees and expenses of its attorneys and other professionals that it retains. The arbitrator will have no authority to award any special, punitive, exemplary, consequential, incidental or indirect losses or damages and no authority to award a party any amounts for the costs and expenses of the arbitration or for fees and expenses of attorneys and other professionals retained by a party.
        .
          SECTION 9.11 Relationship of Parties. This Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the parties.
          SECTION 9.12 Further Assurances. From time to time, each party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as any party may reasonably require to carry out the terms of this Agreement.
          SECTION 9.13 Regulations. All employees of Parent and its affiliates shall, when on the property of the Company, conform to the rules and regulations of the Company concerning safety, health and security which are made known to such employees in advance in writing.
          SECTION 9.14 Survival. The parties agree that Articles VIII and IX will survive the termination of this Agreement and that any such termination shall not affect any obligation for the payment of Services rendered prior to termination.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this [     ] day of [     ], 2005.

WEBMD CORPORATION
By:
Name:
Title:

WEBMD HEALTH CORP.
By:
Name:
Title:

EXHIBIT A

Service provided	Calculation of costs	Calculation of Annual Cost	Notice required to	Termination Fee
	from 7/1/2005 -	for each year beginning	terminate
	12/31/2005	1/1/2006

Accounts Payable Services	$3 per Transaction	N	G	H

Payroll Services	$43 per employee, per fiscal quarter	N	G	H

Human Resources Administration Services	$171 per employee, per fiscal quarter	N	G	Fee payable decreases 50% upon the date the Company moves to its own Human Resources Administration systems. Termination Fees-H

Enterprise License Agreement	K	K	G	Nil

External Audit Services	C	C	G	Nil

D&O Insurance	Effective from date the Company completes its initial public offering	B	G	Nil

Tax compliance and planning services	D	M	G	Nil

Financial Systems Services	A	E	G	I

Corporate Systems Services	A	E	G	I

General Accounting Services	A	E	G	H

Integration Services	A	E	G	Nil

Service provided	Calculation of costs	Calculation of Annual Cost	Notice required to	Termination Fee
	from 7/1/2005 -	for each year beginning	terminate
	12/31/2005	1/1/2006
Stock Administration Services	A	E	G	H

Treasury Services	A	E	G	Nil

Insurance [discrimination claims?]	A	E	G	Nil

Outsourced Internal Audit Services	C	-	G	Nil

Outside Counsel Services	C	-	G	Nil

Legal Services	A	E	G	Nil

Purchasing Services	A	E	G	Nil

Facilities Planning Services	D	M	G	Nil

Corporate Information Technology Services	A	E	G	Nil

Security Services	A	E	G	Nil

General Insurance Services	L	L	G	Nil

Healthcare Benefits	Per employee pricing consistent with the amounts Parent charges each of its other subsidiaries, including any true-up amounts.	Per employee pricing consistent with the amounts Parent charges each of its other subsidiaries, including any true-up amounts.	G	Nil

Definitions:
“Transaction” means: an invoice or expense report processed, a check or wire transfer processed, responses to accounts payable inquiries, and vendor maintenance.
Key:
A=

Parent’s total cost for providing service for Parent and its consolidated	x	Number of Company employees as of 12/31/2004 .
subsidiaries (“Parent Group”) excluding Porex Corporation from 1/1/04-		Number of employees of Parent Group as of 12/31/2004
12/31/04

B=	((Market cap of the Company x Minority % interest in the Company) .	x Total D&O Insurance

(Market cap of Parent Group) + (Market cap of the Company x Minority % interest in the Company)
C= Pass-through of actual costs for specific projects or matters

D=
Parent total cost for providing service for Parent Group from 1/1/04-12/31/04	x	Number of Company employees as of 12/31/2004 .

Number of employees of Parent Group as of 12/31/2004

E=	Number of Company employees at immediately preceding year end	x (Salary based cost adjustment x Charge in immediately preceding year)

Number of Company employees at 12/31/2004

F=
Parent’s total cost for providing service for Parent and its consolidated	x	Number of Company employees as of 12/31 of immediately preceding year
subsidiaries (“Parent Group”) excluding Porex Corporation for immediately preceding year		Number of Parent Group employees as of 12/31 of immediately preceding year
G= 60 days prior written notice
H= $30,000
I= $30,000 total for cancellation of both Financial Systems Services and Corporate Systems Services

K= Pass-through of actual unit costs

L=
Parent total cost for providing service for Parent Group from 1/1/04-12/31/2004	x	Fixed Assets on Company balance sheet at immediately preceding year end

Fixed Assets on Company balance sheet at 12/31/2004

M=	D x Number of Company employees at immediately preceding year end	x [Salary based cost adjustment] [CPI/ cost of living adjustment]
Number of Company employees at 12/31/2004
N= Rate per transaction in the immediately preceding year x Salary based cost adjustment

A-13